Exhibit 5.1

26th August, 2016

Nam Tai Property Inc

116 Main Street

2nd Floor

Road Town, Tortola

BRITISH VIRGIN ISLANDS LIMITED

Dear Sirs,

RE: NAM TAl PROPERTY INC - REGISTRATION STATEMENT ON FORM-8

We are Solicitors and Barristers qualified to practice in the territory of the British Virgin Islands (“the Jurisdiction”) and to advise on the law of the Jurisdiction. We are also the British Virgin Islands Counsel to Nam Tai Property Inc, formerly known as Nam Tai Electronics, Inc., a British Virgin Islands business company, (hereinafter referred to as “the Company”).

We have assisted the Company in its preparation of a registration statement, (“the Registration Statement”). On Form S-8 under the United States Securities Act, 1993, as amended, (“the Securities Act”), to register 3.5 million common shares, $0.1 par value, of the Company, (“the Common Shares”), to be issued upon the exercise of options granted and to be granted under the Company ‘s 2016 stock option plan, (“the Plan”).

This legal opinion is based on the laws of the jurisdiction, as at the date hereof only and accordingly we express no opinion based on any other law. We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions herein based upon any law other than the laws of this jurisdiction.

In rendering this Opinion, we have considered such questions of the law, examined and the statutes and regulations, corporate records, certificates and other documents and other examinations, searches and investigations as we have considered necessary. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or as photocopies or telecopies. We have not made an independent examination of the laws of any other jurisdiction other than the laws of the British Virgin Islands.

McNamara Chambers, 2nd Floor, 116 Main Street, P.O. Box 3342, Road Town, Torto1a, British Virgin Islands

Tel: + 1 284-494-2810, 494-3810, 494-7310 Fax: + 1 284-494-4957, 494-7040 Email: mail@mctodman.com Web: www.mctodman.com

Based on and subject to the foregoing, we are of the opinion that the Common Shares, when issued pursuant to the exercise of the options under the Plan and the payment of the purchase price therefore, will be duly and validly issued, fully paid and non-assessable common shares of the Company.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. This consent is not construed as an admission that we are the person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

Please be guided accordingly.

Yours Sincerely

Mishka Jacobs

Mc W. Todman & Co.

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